Exhibit 99.1

PRESS RELEASE
Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Rob Fink/Brett Maas
Investor Relations	Hayden - IR
775-356-9029 (ext. 65726)	646-415-8972/646-536-7331
slavi@ormat.com	rob@haydenir.com / brett@haydenir.com

Ormat Technologies Reports 25% Increase in Revenues for the First Quarter of 2017

Electricity Segment Expands 7.3% to Record Revenues of $115.8 million; Products Segment Up 69.5%

Management Reiterates Full-Year Guidance

RENO, Nev. May 8, 2017 - Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the first quarter ended March 31, 2017.

Financial Summary:

($ millions, except per share amounts)	1Q 2017	1Q 2016	Change
Revenues
Electricity	$115.8	$107.9	7.3%
Product	$74.1	$43.7	69.5%
Total Revenues	$189.9	$151.6	25.3%
Gross profit	$74.4	$63.9	16.5%
Operating income	$59.5	$50.5	17.7%
Net income attributable to the Company’s stockholders	$35.3	$29.3	20.6%
Earnings per share	0.70	0.59	18.9%

Adjusted EBITDA	$91.8	$80.2	14.4%

First Quarter 2017 Highlights and Recent Developments:

●	Total revenues of $189.9 million, up 25.3% compared to the first quarter of 2016;

‒	Electricity segment revenues increased 7.3% to record revenues of $115.8 million, up from $107.9 million in the first quarter of 2016;

‒	Product segment revenues increased 69.5% to $74.1 million, up from $43.7 million in the first quarter of 2016;

●	Electricity generation increased 2.2%, compared to the first quarter of 2016, from 1.397 million MWh to 1.428 million MWh;

●	Gross margin decreased to 39.2% compared to 42.1% in the first quarter of 2016, due to a lower margin in the Product segment;

●	Operating income increased 17.7% to $59.5 million, compared to $50.5 million in the first quarter of 2016;

●	Net income attributable to the company's shareholders of $35.3 million or $0.70 per diluted share, compared to $29.3 million or $0.59 per diluted share in the first quarter of 2017;

●	Adjusted EBITDA grew 14.4% to a record of $91.8 million in the first quarter of 2017;

●	Declared a quarterly dividend of $0.08 per share for the first quarter of 2017;

●	Product segment backlog remains strong at $207.0 million[1]; added approximately $30 million of new orders[2];

●	Closed acquisition of substantially all of the business and assets of Viridity Energy, Inc.;

●	Commenced commercial operation of the first unit of the Sarulla geothermal power plant, one of the world’s largest geothermal power plants, located in Indonesia’s North Sumatra; and

●	ORIX will acquire 22% ownership stake in Ormat from FIMI and Bronicki Investments and simultaneously enter into strategic partnership with Ormat. Closing is expected in the third quarter of 2017.

“This was another good quarter, benefitting from outstanding execution in both our electricity and products segment,” commented Isaac Angel, Chief Executive Officer. “As we have noted, our goal in the electricity segment has been to adjust output at our facilities to maximize efficiency, and the progress we are making in this area is evidenced by the improvement in gross margin to 43.0%. The addition of the Bouillante facility, coupled with full output again at Puna, has helped us increase revenue in the segment by more than 7%. I am encouraged with our progress in this segment.”

Mr. Angel continued, “Our products segment delivered a nearly 70% increase in quarterly sales, due to our progress in projects in New Zealand, China and Turkey. As previously indicated, several of these projects, most notably in Turkey, as well as timing issues related to product deliveries, contributed to lower gross margin which is expected to remain at similar level during 2017. As a result of the improvements we are constantly making to increase efficiencies across our operations, we delivered a record adjusted EBITDA of nearly $92 million.”

Mr. Angel continued, “We recently announced that ORIX will acquire 22% ownership stake in Ormat mainly from FIMI and Bronicki Investments. Simultaneous, we signed a commercial cooperation agreement with ORIX. We see this commercial cooperation agreement as a significant development that will enhance our strategic position, expand our geographic footprint as well as our technological and customer base. ORIX’s global reach and reputation in the energy market serves as a further validation of Ormat’s comprehensive capabilities and track record to a broader market and provides a platform to accelerate our growth.”

Guidance

Mr. Angel added, “We reiterate our guidance and expect full-year 2017 total revenues between $680.0 million and $700.0 million with electricity segment revenues between $460.0 million and $470.0 million and product segment revenues between $220.0 million and $230.0 million. We expect 2017 Adjusted EBITDA between $340 million and $350 million for the full year. We expect annual Adjusted EBITDA attributable to noncontrolling interest to be approximately $23.0 million.”

First Quarter 2017 Financial Results

For the three months ended March 31, 2017, total revenues were $189.9 million, up from $151.6 million for the three months ended March 31, 2016, an increase of 25.3%. Electricity segment revenues increased 7.3% to $115.8 million in the three months ended March 31, 2017, up from $107.9 million for the three months ended March 31, 2016. Product segment revenues increased 69.5% to $74.1 million for the three months ended March 31, 2017, up from $43.7 million in the three months ended March 31, 2016.

1 Backlog as of May 8, 2017 and includes revenues for the period between April 1, 2017 and May 8, 2017.

2 New contracts and change orders in the period between February 27, 2017 until May 8, 2017.

General and administrative expenses for the three months ended March 31, 2017 were $9.9 million, or 5.2% of total revenues, compared to $8.7 million, or 5.8% of total revenues, for the three months ended March 31, 2016. The increase was mainly due to merger and acquisition costs.

The company reported net income attributable to the company’s shareholders of $35.3 million, or $0.70 per diluted share, compared to net income attributable to the company’s shareholders of $29.3 million, or $0.59 per diluted share, for the same period last year.

Adjusted EBITDA for the three months ended March 31, 2017 was $91.8 million, compared to $80.2 million for the three months ended March 31, 2016, an increase of 14.4%. The reconciliation of GAAP net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flow information is set forth below in this release.

Dividend

On May 8, 2017, ORMAT’s Board of Directors approved a payment of a quarterly dividend of $0.08 per share pursuant to the company’s dividend policy. The dividend will be paid on May 31, 2017 to shareholders of record as of the close of business on May 22, 2017. In addition, the company expects to pay quarterly dividends of $0.08 per share in the next two quarters.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9 a.m. ET on Tuesday, May 9, 2017. The call will be available as a live, listen-only webcast at www.ormat.com/investors. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the Events & Presentations in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 30 minutes after the conclusion of the live call.

Please ask to be joined into the Ormat Technologies, Inc. call.

Participant telephone numbers
Participant dial in (toll free):	1-877-511-6790
Participant international dial in:	1-412-902-4141
Canada Toll Free	1-855-669-9657

Conference replay
US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Replay Access Code:	10104670

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 73 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 474 employees in the United States and over 700 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,200 MW of gross capacity. Ormat’s current 727 MW generating portfolio is spread globally in the U.S., Guatemala, Guadeloupe, Indonesia and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2017.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Ormat Technologies, Inc. and Subsidiaries

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three Month Periods Ended March 31, 2017 and 2016

(Unaudited)

	Three Months Ended March 31
	2017	2016
	(In thousands, except per share data)
Revenues:
Electricity	$115,776	$107,868
Product	74,122	43,726
Total revenues	189,898	151,594
Cost of revenues:
Electricity	66,036	63,686
Product	49,452	24,035
Total cost of revenues	115,488	87,721
Gross profit	74,410	63,873
Operating expenses:
Research and development expenses	602	349
Selling and marketing expenses	4,363	3,675
General and administrative expenses	9,949	8,749
Write-off of unsuccessful exploration activities	—	557
Operating income	59,496	50,543
Other income (expense):
Interest income	244	320
Interest expense, net	(14,923)	(16,023)
Derivatives and foreign currency transaction gains (losses)	1,338	1,962
Income attributable to sale of tax benefits	6,157	4,398
Other non-operating expense, net	(92)	191
Income before income taxes and equity in losses of investees	52,220	41,391
Income tax provision (benefit)	(10,886)	(9,509)
Equity in losses of investees, net	(1,599)	(937)
Net income	39,735	30,945
Net income attributable to noncontrolling interest	(4,423)	(1,674)
Net income attributable to the Company's stockholders	$35,312	$29,271

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income	$0.71	$0.60

Diluted:
Net Income	$0.70	$0.59

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	49,680	49,173
Diluted	50,491	49,782

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2017 and December 31, 2016

(Unaudited)

	March 31,	December 31,
	2017	2016
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$174,138	$230,214
Restricted cash, cash equivalents and marketable securities	59,879	34,262
Receivables:
Trade	68,920	80,807
Other	10,976	17,482
Inventories	17,804	12,000
Costs and estimated earnings in excess of billings on uncompleted contracts	56,550	52,198
Prepaid expenses and other	40,482	45,867
Total current assets	428,749	472,830
Investment in an unconsolidated company	2,806	—
Deposits and other	20,075	18,553
Deferred charges	43,960	43,773
Property, plant and equipment, net	1,542,687	1,556,378
Construction-in-process	351,636	306,709
Deferred financing and lease costs, net	3,465	3,923
Intangible assets, net	86,800	52,753
Goodwill	19,710	6,650
Total assets	$2,499,888	$2,461,569
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$95,518	$91,650
Short-term revolving credit lines with banks (full recourse)	30,000	—
Billings in excess of costs and estimated earnings on uncompleted contracts	17,595	31,630
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	32,285	32,234
Other loans	21,495	21,495
Full recourse	10,598	12,242
Total current liabilities	207,491	189,251
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	344,397	350,388
Other loans	256,787	261,845
Full recourse:
Senior unsecured bonds	203,649	203,577
Other loans	56,890	57,063
Accumulated losses of unconsolidated company in excess of investment	—	11,081
Liability associated with sale of tax benefits	51,122	54,662
Deferred lease income	53,798	54,561
Deferred income taxes	42,283	35,382
Liability for unrecognized tax benefits	6,312	5,738
Liabilities for severance pay	19,530	18,600
Asset retirement obligation	23,803	23,348
Other long-term liabilities	32,130	21,294
Total liabilities	1,298,192	1,286,790

Reedemable non-controlling interest	5,195	4,772

Equity:
The Company's stockholders' equity:
Common stock	50	50
Additional paid-in capital	871,176	869,463
Retained earnings (accumulated deficit)	243,508	216,644
Accumulated other comprehensive income (loss)	(7,076)	(7,732)
	1,107,658	1,078,425
Noncontrolling interest	88,843	91,582
Total equity	1,196,501	1,170,007
Total liabilities and equity	$2,499,888	$2,461,569

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Three Month Periods Ended March 31, 2017 and 2016

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction cost, (vi) stock-based compensation, (vii) gain from extinguishment of liability, and (viii) gain on sale of subsidiary and property, plant and equipment. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA for the three month periods ended March 31, 2017 and 2016.

	Three Months Ended March 31
	2017	2016

	(in thousands)
Net cash provided by operating activities	$71,463	$27,044
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	13,405	14,127
Interest income	(244)	(320)
Income tax provision	10,886	9,509
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	(4,669)	30,082
EBITDA	$90,841	$80,442

Mark-to-market gains or losses from accounting for derivatives	(1,523)	(1,746)
Stock-based compensation	1,713	842
Merger and acquisition transaction cost	800	147
Write-off of unsuccessful exploration activities	—	557
Adjusted EBITDA	$91,831	$80,242

Net cash used in investing activities	$(128,738)	$(44,620)
Net cash provided by (used in) financing activities	$1,199	$(19,845)

	Three Months Ended March 31
	2017	2016

	(in thousands)
Net income	$39,735	$30,945
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	14,679	15,703
Income tax provision	10,886	9,509
Depreciation and amortization	25,541	24,285
EBITDA	$90,841	$80,442

Mark-to-market gains or losses from accounting for derivatives	(1,523)	(1,746)
Stock-based compensation	1,713	842
Merger and acquisition transaction cost	800	147
Write-off of unsuccessful exploration activities	—	557
Adjusted EBITDA	$91,831	$80,242